UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2014

RETAIL OPPORTUNITY

INVESTMENTS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33749	26-0500600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RETAIL OPPORTUNITY

INVESTMENTS PARTNERSHIP, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-189057-01	94-2969738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 677-0900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Unsecured Revolving Credit Facility

On December 12, 2014, Retail Opportunity Investments Corp. (the “Company”), as the guarantor, and Retail Opportunity Investments Partnership, LP (the “Operating Partnership”), the operating partnership subsidiary of the Company, as the borrower, entered into a Fourth Amendment to the First Amended and Restated Credit Agreement (the “Credit Agreement Amendment”) with KeyBank National Association, as Administrative Agent and L/C Issuer (as defined therein) and the lenders party thereto (the “lenders”).

Pursuant to the Credit Agreement Amendment, the lenders agreed to (i) increase the aggregate commitments under the First Amended and Restated Credit Agreement dated as of August 29, 2012 (the “Credit Agreement”), to $500 million and increase the possible additional commitments thereunder by another $500 million; (ii) reduce the margin and fees payable under the Credit Agreement; and (iii) extend the maturity date of the Credit Agreement to January 31, 2019.

The Credit Agreement Amendment also included the following amendments to the financial covenants contained in the Credit Agreement: (i) increasing the minimum consolidated tangible net worth requirement from at least equal to the sum of $580 million plus 80% of the net proceeds of equity sales and issuances by the Company after the date of the Credit Agreement to at least equal to the sum of $850 million plus 80% of the net proceeds of future equity sales and issuances by the Company; (ii) permitting a one-time election by the Operating Partnership to allow the Company’s consolidated leverage ratio (expressed as a percentage) to be as high as 65% for a period of up to two consecutive fiscal quarters immediately following a Material Acquisition (as defined in the Credit Agreement); and (iii) permitting a one-time election by the Operating Partnership to allow the Company’s consolidated unencumbered leverage ratio (expressed as a percentage) to be as high as 65% for a period of up to two consecutive fiscal quarters immediately following a Material Acquisition (as defined in the Credit Agreement).

The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the text of such agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities

On December 11, 2014, the Operating Partnership acquired Wilsonville Town Center, a shopping center comprising approximately 168,000 square feet of rentable space located in Wilsonville, Oregon, for consideration of approximately $35.6 million, with approximately $19.3 million paid in cash and the remaining consideration paid through the issuance of 989,272 units of limited partnership interest in the Operating Partnership (the “OP Units”). The OP Units are exchangeable for cash, or at the election of the company, into shares of common stock of the Company on a one-for-one basis, subject to the terms of the Operating Partnership’s partnership agreement. The OP Units were issued in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

The Company has agreed, subject to certain exceptions, to use commercially reasonable efforts to file, no later than one year after the issuance of the OP Units, a shelf registration statement covering the resale of shares of common stock that may be issued upon exchange of such OP Units, and to use commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable thereafter.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment to the First Amended and Restated Credit Agreement among Retail Opportunity Investments Partnership, LP, as the Borrower, Retail Opportunity Investments Corp., as the Parent Guarantor, KeyBank National Association, as Administrative Agent and the other lenders party thereto, dated as of December 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2014	RETAIL OPPORTUNITY INVESTMENTS CORP.

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

Dated: December 17, 2014	RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

	By:	RETAIL OPPORTUNITY INVESTMENTS GP, LLC, its general partner

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer